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www.pillsburylaw.com

October 30, 2009

Golden Green Enterprises Limited
No. 69 Huaibei Street
Longhai Middle Road
Zhengzhou 451191, People’s Republic of China

Ladies and Gentlemen:

We have acted as counsel to Golden Green Enterprises Limited (the “Company”) in connection with the preparation of a registration statement on Form F-1 (the “Registration Statement”) and the related preliminary prospectus dated October 30, 2009 (the “Prospectus”) that was filed on October 30, 2009 with the Securities and Exchange Commission with respect to a public offering of the ordinary shares of the Company.  You have requested our opinion concerning certain statements in the section of the Prospectus captioned “Taxation – U.S. Federal Income Taxation.”

In rendering the following opinion, we have examined the Registration Statement and the Prospectus and such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion.  Unless facts material to the opinion expressed herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the representations made by the Company.

Based upon and subject to the foregoing and to the qualifications set forth herein and therein, we are of the opinion that the discussion in the above-mentioned section of the Prospectus is an accurate summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the ordinary shares under currently applicable law and, to the extent it constitutes matters of United States federal income tax law and subject to the qualifications set forth therein, represents our opinion.

Golden Green Enterprises Limited
October 30, 2009

The opinion set forth in this letter is based on existing law as contained in the Internal Revenue Code of 1986, as amended, Treasury Regulations (including any Temporary and Proposed Regulations), and interpretations of the foregoing by the Internal Revenue Service (“IRS”) and by the courts in effect (or, in case of certain Proposed Regulations, proposed) as of the date hereof, all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations.  We assume no obligation to update the opinion set forth in this letter.  We believe that the conclusions expressed herein, if challenged by the IRS, would be sustained in court.  Because our positions are not binding upon the IRS or the courts, however, there can be no assurance that contrary positions may not be successfully asserted by the IRS. Any changes or differences in the facts from those disclosed in the Registration Statement or Prospectus could affect our opinion.

The foregoing opinion is limited to the specific matters covered thereby and should not be interpreted to imply the undersigned has offered its opinion on any other matter, including any matter under the laws of any state, local or foreign jurisdiction or, except as otherwise expressly provided, any matter under United States federal law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Taxation” and under the caption “Legal Matters.”  The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933 (the “Act”), as amended, or within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP

(25552)

Pillsbury Winthrop Shaw Pittman LLP